Exhibit 99.1

VIASPACE & DIRECT METHANOL FUEL CELL CORPORATION TO EXHIBIT AT THE FUEL CELL SEMINAR

PASADENA, CA — November 10, 2006—VIASPACE Inc. (OTCBB: VSPC), announced today that both VIASPACE and its subsidiary Direct Methanol Fuel Cell Corporation (DMFCC) will exhibit products at the Fuel Cell Seminar to be held in Honolulu, Hawaii from November 13-17, 2006. The Fuel Cell Seminar is celebrating its 30th anniversary, and is the largest fuel cell meeting in the world with over 2,300 participants and 175 exhibiting companies from 36 countries.

VIASPACE will debut its VIASENSOR HS-1000, a laser-based, real-time sensor to measure humidification in hydrogen-based PEM fuel cells. The VIASENSOR will be demonstrated continuously in booth 416. Humidification of the inlet gases is crucial to the performance of these fuel cells, and the VIASENSOR offers researchers and fuel-cell developers the opportunity to monitor humidification in real time.

Direct Methanol Fuel Cell Corporation, also in booth 416, will exhibit its disposable methanol fuel cartridges. DMFCC has cartridge manufacturing partners in Korea, Japan and the US. Disposable fuel cartridges are the consumable product in the fuel cell business. In the future, portable electronic devices such as mobile phones and notebook computers are expected to be powered by fuel cells. A single fuel cartridge may be able to power a mobile phone for three weeks of standby time and 700 minutes of talk time. A single cartridge for a notebook computer can provide five to 10 hours of operation away from an electrical plug. Fuel cell powered devices can be instantly recharged by simply replacing the disposable fuel cartridge thus yielding indefinite operating time and freedom from the grid.

About VIASPACE: Originally founded in 1998 with the objective of transforming proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions that solve today’s complex problems, VIASPACE benefits from important patent and software licenses from Caltech, which manages NASA’s Jet Propulsion Laboratory. For more information, please visit our website at www.VIASPACE.com, or contact for Investor Relations, Dr. Jan Vandersande, Director of Communications at 800-517-8050, or IR@VIASPACE.com.

Press contact: Carl Kukkonen 626-768-3360

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This news release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to future events or our future performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Such factors include the risks outlined in our periodic filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, as well as general economic and business conditions, the ability to acquire and develop specific projects and technologies, the ability to fund operations, changes in consumer and business consumption habits, and other factors over which VIASPACE has little or no control.